Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of this 25th day of July, 2005 (the “Effective Date”), by and between Cybex International, Inc, a Mass. Corporation (“Seller”) and Doug Hughes Properties, LLC, a Minnesota limited liability company (“Buyer”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Purchase of Property. Seller shall sell, convey and assign to Buyer and Buyer shall purchase from Seller, subject to the terms and conditions hereof, the following property (collectively, the “Property”):

a.	Real Property. The real estate commonly known as “Cybex Building” located at 151 24th Avenue SW, Owatonna, Minnesota, on land legally described in the attached Exhibit A (the “Land”), together with the building and improvements constructed or located thereon, and any and all easements and rights of every kind and nature benefiting or appurtenant to the Land (the Land and Buildings shall be collectively referred to as the “Real Property”).

b.	Personal Property. The personal property relating solely to and utilized in connection with the Property as set forth on Exhibit B.

c.	Warranties. The warranties that apply to the Real Property, to the extent assignable.

2. Purchase Price and Manner of Payment. Buyer shall pay Seller Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000.00) (the “Purchase Price”) for the Property, payable by Buyer as follows:

a.	Five Hundred and 00/100 Dollars ($500.00) (the “Earnest Money”) deposited with Title Protection, Inc. (the “Title Company”) the Title Company agrees to hold, the Earnest Money according to the terms and conditions of this Agreement.

b.	The balance of the Purchase Price by federal wire transfer (subject to prorations, allocations and adjustments specified in Section 9c.) to be received in the trust account of the Title Company on or before “Closing Date” (as hereinafter defined).

3. Contingencies. Buyer’s obligation to perform under this Agreement is contingent upon satisfaction of each of the following contingencies on or before the end date specified as the Contingency Period (as hereinafter defined):

a.

Inspection. Buyer determines, in its sole discretion prior to the expiration of the Contingency Period, that Buyer is satisfied with the results of and matters disclosed by Buyer’s review of (i) the Seller’s documents and records relating to the Real Property and (ii) its inspections of the Real Property including building inspections, and environmental reviews and all other tests and studies that Buyer, in its discretion, elects to perform.

Seller grants Buyer, and Buyer’s agents, the right to enter the Real Property during the Contingency Period for the purposes of inspecting the Real Property. Prior to any entry by Buyer on the Property, Buyer shall give Seller twenty-four (24) hours notice of the date and time of the entry and of the specific inspections to be undertaken. Seller shall have the right to accompany Buyer and each of its representatives during any entry. Prior to any entry, Buyer or its agents or representatives shall each provide Seller with reasonable evidence of adequate liability insurance protecting Seller from the acts of Buyer or its agents on the Property. Buyer’s rights of access hereunder are expressly conditioned upon, Buyer, by its entry onto the Property acknowledging and agreeing that: (A) Buyer shall keep the Property free of any liens or third-party claims resulting therefrom; (B) Buyer shall indemnify Seller against any liability or expense for injuries to or death of persons arising therefrom; (C) if Closing does not occur for any reason (other than a default by Seller in performing its obligations hereunder) Buyer shall restore as nearly as practicable to its condition immediately before such exercise, including, without limitation, filling in any excavations, holes, borings or test pits created during the assessment and following then current regulations and management practice to properly plug and abandon any wells and borings; (D) Buyer shall provide Seller with copies of data or reports developed by Buyer, or its agents or consultants during Buyer’s assessment and Buyer shall be solely responsible for making any notifications, paying any fees and obtaining any permits, licenses or authorizations required under any Federal or state law, regulation or ordinance for activity undertaken pursuant to this agreement; (E) Buyer shall maintain all information, reports, assessments and other data received or developed with respect to the Property in strict confidence and shall not release or reveal same to any third party without Seller’s prior to written consent, unless such release is required by law; and (F) Buyer agrees to defend, indemnify and hold Seller harmless from and against all claims, costs, damages, expenses or liabilities, including reasonable counsel fees, arising out of or in connection with any entry by Buyer or agents pursuant to this Section.

b.	Financing. Buyer shall have obtained a written commitment for financing its acquisition of the Property prior to the expiration of the Contingency Period containing terms and conditions acceptable to Buyer in its sole discretion.

c.	Lease Agreement. Buyer and Seller shall, subject to closing, execute a Lease Agreement substantially in the form attached as Exhibit C hereto during the Contingency Period. If Buyer and Seller are unable to reach agreement as to the Lease Agreement prior to the end of the Contingency Period, either party may terminate this Agreement upon prior written notice to the other and neither party shall have any further liability to the other.

d.	Seller’s Contingency. Prior to Closing, Seller shall have obtained any and all releases of the Property from any and all creditors, mortgagees, lien holders, and lenders, including but not limited to GMAC Commercial Finance, LLC, its successors or assigns, on terms and conditions satisfactory to Seller in Seller’s sole discretion. Seller reserves the exclusive right to terminate this Agreement if such releases cannot be obtained prior to Closing.

The “Contingency Period” shall be a period commencing on the Effective Date and ending on the Closing Date (as hereinafter defined) (the “Contingency Date”). If any such contingency item has not been satisfied on or before the Contingency Date, as the case may be, then Buyer may terminate this Agreement, at Buyer’s option, by delivering written notice (“Termination Notice”) to Seller and the Title Company, before 1:00 p.m. on or before the Contingency Date. Upon such termination, the Title Company shall pay the Earnest Money to Buyer, and thereupon neither party will have any further rights or obligations regarding this Agreement. If Buyer does not deliver a Termination Notice in accordance with the requirements outlined above by the Contingency Date, Buyer shall be deemed to have waived its right under this Section 3 to terminate this Agreement due to or with respect to any contingency and the Earnest Money shall become non-refundable to Buyer.

4. Evidence of Title and Title Examination. Buyer and Seller acknowledge that title to the Real Property will be transferred to Buyer at Closing. Title given will be marketable and insurable at regular rates by any reputable title insurance company selected by Buyer which is authorized to transact business in the State of Minnesota and subject to existing restrictions and easements of record or visible on the ground, ordinances, easements of roads, privileges and rights of public services and utility companies, if any, and all other exceptions listed on Exhibit D as “Permitted Exceptions”. If title to the Real Property is not, at Closing, insurable as herein set forth, Buyer shall notify Seller and Seller, at its option but is under no obligation to cure such defect, shall have an additional thirty (30) days to cure such defect. If Seller is unable or unwilling to cure such defect within such additional period, Buyer may elect, as its sole right and remedy, either (i) to take such title as Seller can convey, with abatement of the Purchase Price only to the extent of monetary liens of a fixed amount, or (ii) to receive on written demand the return of the Escrow and upon such repayment, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder, and all executed counterparts of this Agreement shall be returned to Seller for cancellation.

5. AS-IS, WHERE IS. Buyer acknowledges for Buyer and its successors that Buyer has been given a reasonable opportunity to inspect the Property, either independently or through agents of Buyer’s choosing, and that, except for the representations specifically set forth below in Section 6, the sale of the Property as provided for herein is made on an “as is”, “where is” condition.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVES OF SELLER HAVE MADE, AND SELLER IS NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE CONDITION OF THE PROPERTY (AS HEREINAFTER DEFINED) OR ANY PART THEREOF. BUYER ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT IT HAS HAD, AND/OR SHALL HAVE HAD, THE OPPORTUNITY AND HAS IN FACT, AND/OR SHALL HAVE IN FACT, INSPECTED THE PROPERTY

AND ALL MATTERS RESPECTING THE PROPERTY AND IS AND/OR SHALL BE FULLY COGNIZANT OF THE CONDITION OF THE PROPERTY AND THAT IT HAS HAD, AND/OR SHALL HAVE HAD, ACCESS TO INFORMATION AND DATA RELATING TO ALL OF SAME AS BUYER HAS CONSIDERED NECESSARY, PRUDENT, APPROPRIATE OR DESIRABLE FOR THE PURPOSES OF THIS TRANSACTION AND THAT BUYER AND ITS AGENTS AND REPRESENTATIVES HAVE, AND/OR SHALL HAVE HAD, INDEPENDENTLY INSPECTED, EXAMINED, ANALYZED AND APPRAISED ALL OF SAME. BUYER ACKNOWLEDGES THAT BUYER IS AND/OR WILL BE FULLY FAMILIAR WITH THE PROPERTY AND BUYER AGREES TO ACCEPT THE PROPERTY “AS IS”, WITH ALL FAULTS, IN ITS CURRENT CONDITION, SUBJECT TO REASONABLE WEAR AND TEAR. BUYER SHALL BE RESPONSIBLE AT ITS SOLE COST AND EXPENSE TO OBTAIN AND SATISFY ALL REQUIRED GOVERNMENTAL OR REGULATORY INSPECTION, CERTIFICATE OR OTHER SUCH TRANSFER REQUIREMENTS PRIOR TO CLOSING. AS USED HEREIN, “CONDITION OF THE PROPERTY” SHALL MEAN THE TITLE AND PHYSICAL CONDITION THEREOF, INCLUDING ALL ENVIRONMENTAL MATTERS, THE QUANTITY, CHARACTER, FITNESS AND QUALITY THEREOF, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, THE INCOME, EXPENSES OR OPERATION THEREOF, THE VALUE AND PROFITABILITY THEREOF, THE USES WHICH CAN BE MADE THEREOF, TITLE TO THE PROPERTY (SUBJECT, HOWEVER TO SECTION 4), THE STRUCTURAL AND MECHANICAL CONDITION OF THE PROPERTY, THE BUILDINGS, STRUCTURES AND IMPROVEMENTS SITUATE THEREON, THE PLUMBING, HEATING, ELECTRIC AND VENTILATING SYSTEMS (IF ANY) SERVING THE PROPERTY AND ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT THERETO. IN ADDITION TO, AND WITHOUT LIMITING THE FOREGOING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS CONVEYED IN ITS “AS IS” AND “WHERE AS” CONDITION WITH RESPECT TO ENVIRONMENTAL MATTERS, AND BUYER HEREBY ASSUMES THE RISK THAT ADVERSE PAST, PRESENT OR FUTURE CONDITIONS MAY NOT BE REVEALED IN ITS INSPECTION OR INVESTIGATION.

6. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

a.	Organization and Standing. Seller is a Corporation duly organized and in good standing under the laws of the State of New York. Seller has the authority to perform this agreement.

b.	No Conflict or Breach. The execution and delivery of this Agreement and the Seller’s Closing Documents will not result in a breach or violation of the terms, or provisions of the articles of organization or other governing documents of the Seller, or any agreement, mortgage or note to which Seller is a party and subject to the terms of Section 3(d) herein.

c.	Proceedings. Seller is not a party to, and, to Seller’s knowledge, is not currently threatened with, any legal action before any court relating to the Real Property.

d.	Environmental Laws. Seller, to its knowledge, warrants and represents that it has not generated, treated, stored, released or disposed of toxic or hazardous substances or waste as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601-9657, as amended) (“Hazardous Waste”) on, in, under or adjacent to the Property, including without limitation, the surface and subsurface waters of the Property in violation of law

e.	Rights of Others to Purchase the Property. Seller has not entered into any contracts, other than this Agreement, for the sale of any of the Property.

f.	Wells and Storage Tanks. Seller represents that, to its knowledge, there are no (a) wells on the Real Property; (b) individual sewage treatment systems located under the Real Property; or (c) above-ground or underground storage tanks located under, in or about the Real Property, nor have any been located under, in or about the Real Property which have been removed or filled by Seller or others. Seller shall provide at Closing a wells certificate certifying the same.

7. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

a.	Organization and Standing. Buyer is a company duly organized and in good standing under the laws of the State of Minnesota. Buyer has the authority to perform this agreement

b.	No Conflict or Breach. The execution, delivery of this Agreement and performance by Buyer under the Buyer’s Closing Documents does not conflict with or result in a violation of Buyer’s articles of incorporation, bylaws or other governing documents of Buyer or any agreements to which Buyer is a party.

8. Damage, Destruction & Structural Failures. If, prior to the Closing Date, all or any part of the Real Property is substantially damaged, Seller shall immediately give notice to Buyer of such fact and Buyer may, at its option, prior to the Closing Date, terminate this Agreement by delivering written notice to the Seller, in which event neither party will have any further obligations under this Agreement and the Title Company shall pay the Earnest Money to Buyer.

9. Closing and Possession. The Closing for this transaction is contemplated under this Agreement (“Closing”) to be held August 1, 2005 at 10 a.m. (“Closing Date”) in the offices of the Title Company (Title Protection, Inc.), or at such other time and place as may be mutually agreed upon by Buyer and Seller. Time is of the essence.

a.	Seller’s Closing Obligations. On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively “Seller’s Closing Documents”):

1.	Deed. A warranty deed conveying the Real Property to Buyer, free and clear of all encumbrances other than the Permitted Exceptions, in a form substantially similar to the form attached hereto as Exhibit E.

2.	Assignment of Personal Property. The Assignment and Assumption of Intangible, Personal Property and other Property Rights in a form substantially similar to the form attached hereto as Exhibit F.

3.	Other Documents. All other documents necessary to transfer the Property to Buyer free and clear of all encumbrances except the Permitted Exceptions as well as all documents, certifications and other information that may reasonably be required by the Title Company or which may be customary under local law in order to close the transactions as contemplated by this Agreement, including but not limited to a Certificate of Real Estate Value and a Wells Certificate.

b.	Buyer’s Closing Obligations. On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively “Buyer’s Closing Documents”):

1.	Purchase Price. The balance of the Purchase Price by Federal wire transfer to Seller’s designated account which information will be provided before Closing.

2.	Other Documents. Such Affidavits of Buyer or other documents as may be reasonably required by Seller or Title Company.

c.	Prorations, Allocations and Adjustments. Costs relating to this Agreement shall be allocated between Buyer and Seller as follows:

1.	Title Insurance, Survey and Closing Fee. Buyer shall pay all premiums for its Owner’s Title Policy, any lender’s policy and any endorsements. The parties shall share equally the fees charged by the Title Company and any reasonable and customary closing fee imposed by the Title Company.

2.	Real Estate Taxes and Special Assessments. Tenants are to be responsible for real estate taxes under the terms of the Lease to be negotiated between Buyer and Seller discussed under Section 3c herein. Seller shall pay all applicable special assessments levied and/or pending as of the Closing Date.

3.	Recording Costs. Seller will pay the deed tax and Buyer shall pay the cost of recording all documents necessary to place record title in the condition warranted and represented by Seller in this Agreement.

4.	Attorneys’ Fees. Each of the parties will pay its own attorney’s fees.

10. Binding Effect. This Agreement binds and benefits the parties and their successors and assigns. Time is of the essence.

11. Controlling Law. This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

12. Full Agreement. Buyer and Seller acknowledge that this Agreement represents the full and complete agreement of the parties relating to the purchase and sale of the Property. Buyer and Seller may modify this Agreement in writing only.

13. FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

14. Counterparts. This Agreement and any amendments to this Agreement may be executed in counterparts, each of which shall be fully effective and all of which together shall constitute one and the same instrument. Each party agrees that the other party may rely upon facsimile signatures of the parties to this Agreement.

15. 1031 Exchange. Buyer and Seller agree that, at the election of either party, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations there under. Such election must be made at least three (3) business days prior to the Closing Date. Buyer and Seller shall cooperate to facilitate such 1031 exchange, including executing any and all documents necessary to complete the exchange, provided that the 1031 exchange does not (i) extend any dates of performance hereunder, (ii) force Buyer or Seller to incur any additional material liability, obligation or expense or (iii) require Buyer or Seller to take title to any property (other than the Property) in connection with the 1031 exchange. The party making the election shall in all events be responsible for all costs and expenses related to the 1031 exchange.

16. Brokerage. Buyer warrants and represents to Seller that Buyer has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Agreement. Buyer will indemnify, defend and hold harmless Seller from and against any claim for a commission or finder’s fee made by any other party by, through or under Buyer, and Seller will indemnify, defend and hold harmless Buyer from and against any claim for a commission or finder’s fee made by any party by, through or under Seller. This Section shall survive the Closing or other termination of this Agreement.

17. Notices. All notices or other communications required under this Agreement shall be in writing and shall be deemed given (i) when delivery by a nationally recognized overnight courier service is received or refused; or (ii) three (3) days after mailing with adequate postage by certified mail, return receipt requested; to the other party at the address set forth hereafter or to such other address as the party to be notified shall have designated to the other party by a notice given in accordance with the provisions of this Section.

If to Seller:	Cybex International, Inc.
151 24th Avenue SW
Owatonna, MN 55060
Attn : Ed Kurzontkowski

With copies to:	Cybex, CFO
Arthur W. Hicks
56 Haddon Avenue
Haddonfield, NJ 08033

James H. Carll, Esq.
Archer & Greiner, P.C.
Once Centennial Square
Haddonfield, NJ 08033
Telephone: (856) 354-3031

If to Buyer:	Doug Hughes Properties, LLC
1470 Sunset Dr SW
Owatonna, MN 55060
Attn: Douglas W. Hughes
Telephone: (507)213-0414
Email: Space4u@charter.net
Chris Rotthoff
952-210-8812
Email:crotthoff@charter.net

With a copy to:	Dow, Einhaus & Mattison
202 N Cedar St
Owatonna, MN 55060
Attn: Eric Mattison
Telephone: (507) 451-3580
Fax: (507) 451-3535
mattison@owatonnalawyers.com

Title Company:	Title Protection, Inc.
660 W. Bridge Street #100
Owatonna, MN 55060
Attn: Tim Lloyd
Telephone: 507-455-3388
Fax: 507-455-0616

SELLER:		BUYER:

Cybex International, Inc.		Doug Hughes Properties, LLC

a Mass. Corporation		a Minnesota Limited Liability Company

By:	/s/ Arthur W. Hicks, Jr.	By:	/s/ Douglas W. Hughes

Its:	Chief Financial Officer	Its:	President

Taxpayer I.D. Number: 11-1731581		Taxpayer I.D. Number: 16-1675337

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                         , 2005, by                             , the                             , respectively                             , a Mass. Corporation, on behalf of the Company.

Notary Public

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                         , 2005, by                             , the                             , respectively of Doug Hughes Properties, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

EXHIBIT A

LEGAL DESCRIPTION

The Property or its address is commonly known as:

151 24th Avenue Southwest, Owatonna, MN 55060

Steele County, State of Minnesota

The Property tax identification number is:

17-332-0205

17-332-0206

17-332-0207

14.85 Acres total land with one Structure on Property

Legal Description:

OWATONNA INTERSTATE INDUSTRIAL PARK

** 17-322-020500

BLK 2 LOT 5 OWAT INTERSTATE IND PARK

OWATONNA INTERSTATE INDUSTRIAL PARK

** 17-322-020600BLK 2 LOT 6 OWAT INTERSTATE IND PARK

EX ALL THAT PART LOT 6 BLK 2 LYING E OF

DESC LN COM NE COR LOT 6 SW165’ BEG

OWATONNA INTERSTATE INDUSTRIAL PARK

** 17-322-020700

BLK 2 LOT 7 OWAT INTERSTATE IND PARK

***Complete legal description will be required for closing

EXHIBIT B

PERSONAL PROPERTY

MEMO

To:	Christine Rothoff
From:	Jeff Hollister
Subject:	Facility Equipment
CC:	Ed Kurzontkowski, John Champa, Art Hicks
Date:	07/27/05

Please find below the equipment list that you requested, any questions feel free to call.

1.	Roof top air conditioning units.
2.	Internal and external make up air units.
3.	Emergency lights.
4.	Overhead screen doors.
5.	Cuddy Energy management system.
6.	Radiant overhead heating units.
7.	Above ceiling heating units.
8.	Outside lighting.
9.	Both inside and outside security cameras and custom alarm security system.
10.	Roof top exhaust and intake units.
11.	Keri security and access system.
12.	Emergency exit signs and lights above doors.
13.	Simplex fire system and panel.
14.	Toro lawn sprinkler system, Rainbird.
15.	Scrap storage building 27’ x 16.5’.
16.	Paint area – total of 60 tons of air conditioning units located on north side of building.
17.	Flag pole.
18.	Two overhead canopies, located over front entrances of building.
19.	All bathroom sinks and hardware.
20.	All hot water heaters.
21.	All electrical transformers and sub panels.

EXHIBIT C

LEASE AGREEMENT

Lease for Commercial Land and Building

151 24th AVENUE SW, OWATONNA, MINNESOTA

This Agreement, made this 21st day of July, 2005 between Doug Hughes Properties, LLC, (the “Landlord”), and Cybex International, Inc., (the “Tenant”).

WITNESSETH, that the said Landlord in consideration of the Rents, Covenants and Conditions of this Lease, hereby leases to the Tenant the following described Premises, situated in Steele County, at 151 24th Avenue SW, Owatonna, Minnesota, described as approximately 200,000 square feet and attached property as more particularly described in Exhibit A attached hereto.

LANDLORD & ADDRESS	Doug Hughes Properties, LLC,
Douglas W. Hughes, President
1470 Sunset Drive SW
Owatonna, MN 55050
Cell 1-507-213-0414
Fax 1-507-455-1146

TENANT & ADDRESS	Cybex International, Inc.
151 24th Ave SW
Owatonna, MN 55060
Attn: Ed Kurzontkowski

1.	BINDING EFFECT, MINNESOTA LAW. This Lease shall bind the parties, their heirs, personal representatives, successors, and assigns. This Lease shall be governed by and construed and interpreted in accordance with the Laws of the State of Minnesota.

2.	EXHIBITS. The following Exhibits are attached hereto are incorporated as part of the Lease.

(a) PLAN DRAWING – Exhibit A

3.	INTENDED USE OF PREMISES. It is understood and agreed to between the parties that the Premises during the continuance of this Lease shall be used and occupied for a Industrial Manufacturing, all related uses, any lawful purpose and for no other purpose(s) without the written consent of Landlord, and that Tenant will not use the Premises for any purpose in violation of any law, municipal ordinance or regulation.

4.	INSURANCE - BY TENANT. The Tenant will provide the Landlord a Certificate of Insurance. The Tenant shall obtain and maintain the following insurance coverages, through the expiration or termination of this Lease, at the Tenants expense:

(a) A policy of comprehensive public liability insurance naming the Tenant as the insured and Landlord as the additional insured to insure against injury to property, persons, or loss of life arising out to the ownership, use occupancy, or maintenance of the Premises, with limits of public liability not less than $1,000,000 per occurrence combined single limit coverage for death and /or bodily injury including personal injury and property damage liability.

(b) A policy providing “All Risk” coverage insuring Tenant’s business, leasehold improvements, merchandise, trade fixtures, furnishings, equipment, full coverage of loss of revenue and personal property.

(c) The Landlord may from time to time require that the policy limits of any or all such insurance be increased to reflect the effects of inflation and changes in normal commercial insurance practices.

5.	INSURANCE - BY LANDLORD. The Landlord shall obtain before the date hereof and shall maintain through the expiration or termination of this Lease, the following insurance coverages:

(a) A policy of comprehensive public liability insurance on the Common Areas with limits of public liability not less than $1,000,000 per occurrence combined single limit coverage for death and /or bodily injury including personal injury and property damage liability.

(b) A policy providing “All Risk” coverage excluding the Tenant’s business, leasehold improvements, merchandise, trade fixtures, furnishings, equipment, loss of revenue, personal property and on the Premises. The coverage shall be for the full insurable replacement value thereof.

(c) All premium costs and all other costs and expenses incurred by the Landlord in providing the insurance required of Landlord shall be considered an Operating Expense and applied to the Tenant’s monthly triple-net operating costs with the rent.

6.	MUTUAL WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive and release all claims, liabilities and causes of action against the other and their agents, servants and employees for loss or damage to, or destruction of, the buildings and other fire, explosion or other perils included in any insurance maintained hereunder, whether caused by the negligence of any of said persons or otherwise. This waiver shall remain in force as the insurer of the premises shall consent thereto without additional premium, and if additional premium is charged, Tenant shall pay the same to keep this waiver in force.

7.	INSURANCE – INDEMNIFICATION

(a) TENANT SHALL INDEMNIFY, defend and hold harmless the Landlord from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises and shall further indemnify, defend and hold harmless Landlord from and against and all claims arising from any negligence of the Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all cost, attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action of proceeding brought thereon, unless arising from Landlord’s negligence or willful misconduct.

(b) LANDLORD SHALL INDEMNIFY, defend and hold harmless Tenant from and against any and all claims arising from the conduct of Landlord’s business in or about property, and shall further indemnify, defend and hold harmless Tenant from and against any and all claims arising from any negligence of the Landlord, or Landlord’s agents, contractors or employees, and from and against all costs, attorney’ fees, expenses, and liabilities, incurred in the defense of any such claim or any action or proceeding brought thereon.

8.	INSURANCE - DAMAGE OR DESTRUCTION. In the event the Premises are damaged by Fire, or any other casualty insured under Landlord’s fire and extended coverage insurance policy, to the extent that the facility is temporarily unusable, rent will abate proportionately and Landlord shall restore. Landlord and Tenant will cover their own relocation and reconstruction costs during the reconstruction process. Tenant shall have the right to terminate the lease if premises are more than 50% damaged. Upon completion of such repairs and replacements by Landlord, Tenant shall promptly repair or replace all portions of the Premises, build-outs, lease-hold improvements, furniture, fixtures, to the condition existing immediately preceding such casualty. Business Interruption Insurance – Relocation Rent shall be covered through the insurance carried by the Tenant and the Landlord’s loss of rent will be covered by Loss of Rent Insurance.

9.	INSURANCE – CERTIFICATE OF INSURANCE FOR SERVICES PROVIDED FOR TENANT Anyone performing services for the Tenant at these Premises will provide a Certificate of Insurance and any or all licenses or contractor numbers to the Landlord. These documents may be kept on file with the Tenant for documentation to the Landlord.

10.	SUBORDINATION/ESTOPPEL CERTIFICATES. Tenant agrees to, and will upon demand from Landlord, execute such instruments as may be required to subordinate the rights and interest of tenant created by this lease to the lien of any first mortgage at any time placed upon the leased premises and certified the lease is unmodified. Such subordinations shall recognize this Lease and Tenant’s Repurchase Option defined under Section 16b herein.

11.	LEASE ACCEPTANCE. Tenant shall provide the Landlord with the Executed Lease prior to the end of the contingency period for the purchase of the property, provided this Lease shall not be in effect until completion of Closing on the purchase of the property as provide for under that certain Purchase and Sale Agreement dated July , 2005 (the “Agreement”).

12.	LEASE TERM BASE MONTHLY RENT AMOUNT

(a)	Years 1 though 5	$ 40,000 per month based on initial Annual Base Rent of $2.40 per SF

.		$480,000 per year, payable in advance, in equal monthly installments.

(b)	Extension Years 6-10	$44,167 per month based on Annual Base Rent of $2.65 per SF

.		$53,0004 per year, payable in advance, in equal monthly installments.

(c)	Plus Monthly Triple Net CAM Operating Expenses for all Initial and Extension Lease Terms

11.	LEASE TERM TRIPLE NET CAM EXPENSES

(a)	Common Area Maintenance (CAM): The Tenant will be responsible for the CAM Expenses. The CAM Expenses will be calculated based on the Percent of rentable square footage occupied by the Tenant in relation to the total square footage of building times the total amount of all CAM Operating Expenses paid during each Lease Month.

(b)	CAM Expenses are the operating expenses consisting of, but not limited to: real estate taxes and all taxes and assessments related to Premises, cleaning, utilities, outdoor lighting, waste management, outdoor and indoor window washing, lawn mowing and landscaping maintenance, snow and ice removal, property and liability insurance, supplies, fire protection charges, pest control and any and all other costs applied to the property. CAM shall not include management fees.

(c)	Any and all CAM Charges paid by the Landlord will be at the actual cost as a pass-through to the Tenant with no commissions/percentages applied by the Landlord. To simplify the monthly lease payment by making the payment equal each month for a given lease year, the Lease payment will include an estimated monthly CAM amount to equal the same payment each month and reconciled in the first 60 days of the following year. To further simplify the monthly CAM Expenses, many of the CAM related costs should be paid directly by the Tenant to the provider except for the Property taxes. Tenant may audit Landlord’s records relating to CAM Expenses.

14.	LEASE TERMS

(a) The 5-Year Lease Term will begin in conjunction with the Closing of the property purchase under the Agreement. The closing date will be the lease start date.

(b) Tenant shall have the right to renew this lease for one (1) additional term of five (5) years beyond the initial 5 year term. Tenant shall provide written notice of its intent to renew ninety (90) days before the expiration of the initial 5 year lease term. The rent during the renewal term shall be $2.65 per rentable square feet of the Premises.

15.	LEASE MONTHLY RENT PAYMENT. The first Monthly Base Rent Payment shall be due on the date of closing of the Agreement. The Tenant shall, for the duration of the Lease Terms, pay to the Landlord the Base Monthly Rent, and the “Triple Net” CAM Expenses by the 1st of each month. The Tenant will be responsible for all CAM Expenses. At the end of the Lease Term or Lease Termination, whichever is sooner, the Tenant will remain obligated to pay the final “Triple Net” CAM Expenses when they become due approximately one month later. Late payments past the 10th of the month will be charged 5% late fee of monthly total.

16.	LEASE TERM EARLY OUT. It is the expectation of Landlord and Tenant for Tenant to move into a new facility on or about 2007

(a) Tenant shall provide written notice to Landlord stating the commencement date of its relocation to a new facility. Commencing with the start of the Tenant’s move to a new facility, Tenant agrees to the payment in FULL of the monthly base rent and CAM Expenses for a period of 90 days for the Premises. Tenant may terminate the Lease any time after this 90 day period. Cybex will have the first option to lease the Premises, if required. Marketing of the Premises to new tenant(s) may be actively pursued beginning in 2005. During the 90 day transition period, Landlord may begin Code Compliance and preparation for a new tenant.

(b) In the event Tenant elects not to relocate to a new facility, Tenant has the option to purchase the property back. The Repurchase Option would be available on August 1, 2007 at the earliest (2 years from the anticipated lease date) at the sale of price $3,600,000 plus customary like expenses and subject to the terms and conditions provided in the Agreement. The Repurchase Option period will be August 1, 2007 through December 1, 2007 (120 days). Anytime during the Repurchase Option period Tenant may exercise its option by written notice to Landlord at which time a purchase agreement consistent with the applicable terms and conditions of the Agreement would be entered into with the earliest possible closing date scheduled to be no later then                         , 2007. Tenant’s Repurchase Option shall be recorded.

17.	LEASE REMEDIES FOR DEFAULT OF LEASE

(a) Upon default of the Lease and the failure of the Tenant to make good on this Lease, the parties agree that the Landlord shall have the option to terminate this Lease or to re-enter and take possession of the demised Premises without terminating this Lease. If Landlord elects to re-enter and take possession without terminating this Lease, Landlord may re-let the Premises or any part thereof upon such terms and conditions as Landlord, deems necessary.

(b) All rent paid by the Tenant to the Landlord during the re-letting period shall be applied to reimburse the Landlord for all related expenses to a default. In the event that the Landlord re-lets all or a portion of the Tenants space, the Tenant will remain responsible only for rents and all other costs not covered by the re-letting.

(c) Landlord shall have a duty to mitigate its damages and its potential loss of rent and other expenses by diligently pursuing a new tenant in the event of an early termination of the Lease as a result of Tenant’s default.

18.	LEASE TERM EXPIRATION - SURRENDER & VACATING THE PREMISE. On the last day of the Lease Term, or earlier Lease Termination, the Tenant shall surrender and completely vacate the Premises. All keys and or other access methods shall be returned to the Landlord. If Tenant remains in possession of the Premises or any part thereof after the expiration of a term of this Lease, Tenant shall pay monthly rent equal to the current Lease Rent and CAM Charges until the Premise is vacated.

19.	LEASE DIFFERENCES. If Landlord or Tenant finds it necessary to implement the terms of or to declare rights under this Lease through litigation, the prevailing party shall be entitled to recover reasonable costs, attorney’s fees, and expenses incurred from the other party.

20.	LEASE RESPONSIBILITY OF LANDLORD. The term “Landlord” as used in this Lease shall mean the owner of the property. In the event of any title transfer or interest, Landlord shall be released from all liability as respects Landlords obligations thereafter to be performed, provided successor assumes this Lease and Repurchase Option in writing. Any and all deposits held by Landlord, which the Tenant has an interest, shall be delivered to the Grantee less any expenses or remaining unpaid CAM Expenses owed to Landlord. The Landlord will give proof of transfer of these deposits to the Tenant.

21.	LEASED PROPERTY CONDEMNATION

(a) In the event the whole Premises is taken or condemned for a public use or purpose by a competent authority and the Premises cannot be used for the same purpose intended under this Lease, this Lease shall terminate upon the delivery of possession to the condemning authority. The Tenant shall have no claim against Landlord by reason of such taking or condemnation and Tenant shall continue to pay rent and other CAM Expenses hereunder until possession is delivered. Tenant retains any award for business dislocation/relocation.

(b) In the event only a part of the Premises is taken or condemned but the Premises or the part remaining can still be used for the same purpose and substantially the same use to the Tenant as immediately prior to the taking or condemnation, this Lease shall not terminate and Landlord shall repair and restore the Premises and rent shall be adjusted pro-rata.

22.	LEASE PROPERTY REPAIRS AND MAINTENANCE

(a) LANDLORD Obligations - The Landlord may perform updates to the property so long as it does not interfere with the Tenant’s business. The Landlord shall not have responsibility for damage to merchandise or to Tenant’s fixtures or build-out improvements unless the Landlord, agents or contractors acting at Landlord’s request are negligent in performing the maintenance or repair.

(b) TENANT Obligations - The Tenant shall keep its build-out improvements and trade fixtures in the Premises maintained and repaired and shall make replacements, maintenance and updates thereof, to maintain the integrity of the property during the term of this Lease. The Tenant shall provide scheduled maintenance, maintain and repair all mechanical systems, electrical, heating, ventilating, air conditioning, restroom, lighting, etc. fixtures and facilities that are a part of the Tenant’s operating function of the Premises, and/or damaged as a result of negligence of the Tenant, agents, employees, invitees, contractors, customers etc.. The Tenant shall replace all failed mechanical systems, electrical, heating, ventilating, air conditioning, restroom fixtures, lighting, etc. fixtures and facilities that are a part of the fixed assets of the property that fail under normal circumstances. The Tenant shall keep the exterior of the property maintained, repaired or replaced as needed to the condition of the property at the time of closing and to any upgrades provided by the Landlord. For remodeling and updating the Premises the Tenant, shall request written permission from the Landlord.

23.	LEASE REPAIRS AND MAINTENANCE - RIGHT OF ENTRY. The Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times upon reasonable notice for general inspection, alterations, improvements, planned replacements, repairs or maintenance, additions, and showing of Premises, as it pertains to the Landlord. The Landlord will give the Tenant notice (unless for emergency purposes). Landlord and Tenant will mutually work together to perform the necessary functions as efficiently as possible to limit interruption to the Tenants business.

24.	TENANT COVENANTS

(a) The Tenant shall conduct its business in a manner consistent with the purpose and character of the property. The character of the property is any business that does not create annoying sounds, music, noises, odors and nuisances, which are audible or detectable outside of the Premises that disturb neighbors to the property.

(b) To keeping the Premises clean and attractive in appearance at all times and to keep any trash in proper containers in the interior of the Premises out of sight until it is removed and put in the outdoor container. Tenant will be responsible for their garbage service and all waste related to the Tenants business.

(c) Not to perform activities, or perform anything, in or about the Premises which exposes the Landlords insurance policies or increases the premiums therefore.

(d) To comply with all applicable ordinances, rules, regulations, and requirements of all federal, state, and municipal governments, which relate to the Premises or the business Tenant conducts on or from the Premises.

25.	TENANT UTILITIES IN PREMISE. The Tenant covenants and agrees that it shall pay all billing and charges for heat, gas, electricity and other Premises-Specific Utilities or Services (i.e. Cable, DSL, Telephone, Security etc.) and any related CAM charges. If it is determined by the Landlord with supporting data, that the Tenant, or due to the type of business, or occupant load, is using the common utilities (i.e. water) in an un-proportionate amount to their Tenant-Space, the proportionate calculation changes will be adjusted in the Triple Net CAM Charges.

26.

TENANT ENVIRONMENTAL RESPONSIBILITES. The Tenant agrees to indemnify and hold the Landlord harmless at all times against all liabilities of any nature, whether accrued, absolute, contingent, known, or unknown, arising out of environmental hazards created by the Tenant during the use and operation of the Leased Premises by the Tenant.

This indemnification’s shall continue after termination of this Lease with respect to claims and liabilities arising out of Tenants use of the Premises and Property. The Tenant shall conduct its business in accordance with guidelines and regulations of the Minnesota Pollution Control Agency, the U.S Environmental Protection Agency or any other agency having jurisdiction over matters of pollution control of the environment.

27.	TENANT SUBLETTING AND ASSIGNMENT OF PREMISES. The Tenant shall not assign this Lease or sublet the Premises or any portion of the Premises without the written consent of Landlord, not to be unreasonably withheld. Any Assignee or Sub-lessee will be required to enter into an individual Lease as an amendment to the Tenant’s Lease. The Tenant will remain under its Lease until the obligations of the Lease have been satisfied. Neither this Lease nor any interest therein shall be Assigned due to bankruptcy shall not be passed on to any trustee or receivership in bankruptcy, insolvency or reorganization proceedings, any creditors through attachments, executive or otherwise, any assignee for the benefit of creditors, or by operation of law.

28.	TENANT WAIVERS. Waivers of this lease shall be in writing by the Landlord and Tenant for that specific part initialed and no other part.

29.	TENANT ALTERATIONS. Tenant shall not require Landlord’s consent to cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of a non-structural kind to any part of the Premises. Further, Landlord’s consent shall not be required for (i) the installation of any office equipment or fixtures including internal partitions which do not require disturbance of any structural elements or systems (other than attachment thereto) within the Premises or (ii) minor work, including decorations, which does not require disturbance of any structural elements or systems (other than attachment thereto) within the Premises and which costs in the aggregate less than $50,000. Any alteration to the Premises that would require Landlord’s consent shall not to be unreasonably withheld.

30.	QUIET ENJOYMENT. Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease.

31.	LANDLORD LIEN WAIVER. Landlord expressly waives any applicable common law or statutory lien and is estopped from placing any lien and security interest upon any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant which may hereafter be situated on the Premises, and all proceeds therefrom in an effort to secure payment of all rentals and other sums of money becoming due hereunder from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein.

32.

BROKER. Tenant warrants and represents to Landlord that Tenant has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Lease. Tenant will indemnify, defend and hold harmless landlord from and against any claim for a commission or finder’s fee made by any other party by, through or under Tenant. Landlord warrants and represents to Tenant that Landlord has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Lease. Landlord will indemnify, defend and hold harmless Tenant from and against any claim for a commission or finder’s fee made by any party by, through or under Landlord. This Section shall survive the termination or expiration of this Lease.

33.	MISCELLANEOUS. Each Individual executing this Lease on behalf of Tenant represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant and Landlord, and their respective successors and/or assigns. This Lease supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by agreement in writing signed by both parties hereto or their respective successors in interest. This Lease will transfer to each new owner of the Tenant and Tenant’s business for the term of the Lease. Buyouts of the lease will be acceptable.

IN WITNESS WHEREOF, Tenant and Landlord have executed this instrument as of the date set

This day of 2005.

TENANT

By	Title , Its

Corporate Name Cybex International, Inc.	Date

LANDLORD

BY	Title	President Date
Douglas W. Hughes – Doug Hughes Properties, LLC

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                             , the                             , respectively                     , a Mass. Corporation, on behalf of the Company.

Notary Public

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                             , the                             , respectively of Doug Hughes Properties, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

EXHIBIT A

PLAN DRAWING

EXHIBIT D

PERMITTED EXCEPTIONS

EXHIBIT E

DEED

Minnesota Uniform Conveyancing Blanks

Form No. 9-M-WARRANTY DEED

Corporation, Partnership or Limited Liability Company

To Corporation, Partnership or Limited Liability Company

STATE DEED TAX DUE HEREON: $11,880.00

Dated: August 2, 2005

FOR VALUABLE CONSIDERATION, CYBEX International, Inc., a corporation, under the laws of New York, formerly LUMEX, Inc., Grantor, hereby conveys and warrants to Doug Hughes Properties, LLC, Grantees, a LLC, under the laws of Minnesota, real property in Steele County, Minnesota, described as follows:

Lots 5 and 7, Block 2, Owatonna Interstate Industrial Park, and Lot 6, Block 2, Owatonna Interstate Industrial Park, except that part of said Lot 6 lying Easterly of the following described line: Commencing at the northeast corner of said Lot 6; thence South 55 degrees 00 minutes West, assumed bearing, 165.00 feet along the southeasterly line of said Lot 6 to the True Point of Beginning; thence North 28 degrees 38 minutes 43 seconds West 103.90 feet to the north line of said Lot 6, last said point being South 88 degrees 55 minutes 44 seconds West 185.00 feet from the northeast corner of said Lot 6, and there terminating; according to the recorded plat thereof, Steele County, Minnesota.

Abstract Property

The Grantor certifies that the Grantor does not know of any wells on the described real property.

together with all hereditaments and appurtenances belonging thereto, subject to the following exceptions:

Reservations, Declarations, Covenants, Restrictions, and Easements of record, if any.

Affix Deed Tax Stamp here

CYBEX International, Inc.

It’s

STATE OF NEW JERSEY

COUNTY OF CAMDEN

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                            , of CYBEX International, Inc., a corporation under the laws of New York, formerly LUMEX, Inc., on behalf of the Corporation.

NOTARIAL STAMP OR SEAL
(OR OTHER TITLE OR RANK)	SIGNATURE OF PERSON
TAKING ACKNOWLEDGMENT

THIS INSTRUMENT WAS DRAFTED BY (NAME AND ADDRESS)	Tax Statements for the real property described in this instrument should be sent to (Include name and address of Grantee)

Title Protection, Inc.
660 W. Bridge St. #100	Doug Hughes Properties, LLC
Owatonna, MN 55060	1470 Sunset Drive SW
Owatonna, MN 55060

TL 134148

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF INTANGIBLE, PERSONAL PROPERTY AND

OTHER PROPERTY RIGHTS

AGREEMENT, dated as of July     , 2005, between CYBEX INTERNATIONAL, INC., a Massachusetts corporation (the “Assignor”) and DOUG HUGHES PROPERTIES, LLC, a Minnesota limited liability company (the “Assignee”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of July     , 2005 (the “Agreement”), between the Assignor and the Assignee, the Assignor has agreed to transfer to the Assignee the personal property as identified on Exhibit B of the Agreement in connection therewith at the property located at 151 24th Avenue SW, Owatonna, Minnesota (collectively, the “Personal Property”); and

WHEREAS, in accordance with the terms of the Agreement, at the Closing thereunder, the Assignor is to assign to the Assignee the Personal Property, and the Assignee is to assume any obligations associated with the Personal Property;

NOW, THEREFORE, in accordance with the terms of the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the Assignor and the Assignee hereby agree as follows:

1. The Assignor hereby assigns to the Assignee the Personal Property listed on Exhibit B of the Agreement.

2. The Assignee hereby (i) accepts this assignment, and (ii) assumes the obligations of the Assignor arising in connection with the Personal Property on or after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment and Assumption Agreement on the day and year first above written.

Assignor:	CYBEX INTERNATIONAL, INC.

By:
Name:
Title:

Assignee:	DOUG HUGHES PROPERTIES, LLC

By:
Name:
Title: